Exhibit 99.2

Lennox International Announces 2012 Financial Guidance

DALLAS, December 14, 2011 – Lennox International Inc. (NYSE: LII) today announced its financial guidance for 2012. The company expects:
●	Organic revenue growth of 2-6%, with a neutral impact from foreign exchange
●	Adjusted Earnings Per Share from Continuing Operations of $2.20-$2.60
●	GAAP Earnings Per Share from Continuing Operations of $2.17-$2.57
●	Capital expenditures of approximately $55 million
●	Tax rate of 33-34%
●	Stock repurchases of $50 million for 2012

The company also reiterated its financial guidance for the full year of 2011:
●	Revenue growth of 7-9%, with organic revenue growth of 0-2%, including 2 points of positive impact from foreign exchange
●	Adjusted Earnings Per Share from Continuing Operations of $2.00-$2.15
●	GAAP Earnings Per Share from Continuing Operations of $1.78-$1.93
●	Capital expenditures of $45-50 million
●	Tax rate of approximately 33.5%
●	$120 million of stock repurchases

As previously announced, Lennox International is hosting an investment community meeting in New York today, starting at 10:00 a.m. Eastern time. The company will discuss strategic, operating, and financial information, including the company’s outlook for 2012 and beyond. The presentation will be webcast and the presentation materials will be accessible on the company’s website at http://www.lennoxinternational.com.

Lennox International Inc. is a global leader in the heating, air conditioning, and refrigeration markets. Lennox International stock is traded on the New York Stock Exchange under the symbol “LII.” Additional information is available at: http://www.lennoxinternational.com or by contacting Steve Harrison, Vice President, Investor Relations, at 972-497-6670.

Forward-Looking Statements
The statements in this news release that are not historical statements, including statements regarding expected financial results for 2011 and 2012, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to numerous risks and uncertainties that could cause actual results to differ materially from the results expressed or implied by the statements. Risks and uncertainties that could cause actual results to differ materially from such statements include, but are not limited to: the impact of higher raw material prices, LII’s ability to implement price increases for its products and services, the impact of unfavorable weather, and a decline in new construction activity in the demand for products and services. For information concerning these and other risks and uncertainties, see LII’s publicly available filings with the Securities and Exchange Commission. LII disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.